Exhibit 10.12

Final Version

COREPOINT LODGING INC.
EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description

CorePoint Lodging Inc. (the “Company”) has adopted the CorePoint Lodging Inc. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA.  Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).  Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits.  To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Section 409A of the Code.  The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Section 409A of the Code, as the case may be, shall have no force and effect.  This document serves as both the plan document as required under Section 402 of ERISA as well as a summary plan description as required under Section 104(b) of ERISA.

1.Definitions.

(a)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a termination of employment (including, where applicable, death or Disability), including rights with respect to Company equity (or equity derivatives).

(b)“Affiliate” has the meaning set forth in the Omnibus Plan.

(c)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of such Participant’s Covered Termination.

(d)“Asset Sale” means a Change in Control resulting from the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.

(e)“Award” has the meaning set forth in the Omnibus Plan.

(f)“Base Salary” means the Participant’s then current annual base salary rate immediately prior to his or her Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company Group in which the Participant participates.

(g)“Board” means the Board of Directors of the Company.

(h)“Cause” has the meaning set forth in the Omnibus Plan.

(i)“Change in Control” has the meaning set forth in the Omnibus Plan.

(j)“Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(k)“Clawback Policy” means the Company’s Incentive Compensation Clawback Policy (or any successor policy thereto adopted by the Company).

(l)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(m)“Committee” means the Compensation Committee of the Board.

(n)“Covered Termination” means a Participant’s termination of employment with the Employer by the Employer without Cause or by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if:

(i)such Participant’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group,

(ii)such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or

(iii)such Participant’s employment with the Employer is terminated in connection with an Asset Sale or Significant Corporate Event if either (A) in connection with such Asset Sale or Significant Corporate Event such Participant was offered employment within a 50-mile radius of such Participant’s current work site for a comparable position with (x) the purchaser or an Affiliate thereof in an Asset Sale or (y) to the extent the Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Employer, with the same or greater Base Salary, and with comparable annual bonus and equity compensation opportunity, and the Participant fails to accept such employment offer, or (B) notwithstanding the comparable terms and conditions of employment being available, such Participant voluntarily elected not to participate in the selection process for employment with (x) the purchaser or an Affiliate thereof in an Asset Sale or (y) to the extent the Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Employer.

(o)“Disability” has the meaning set forth in the Omnibus Plan.

(p)“Effective Date” means the date on which the spin-off of the Company from La Quinta Holdings Inc. is effective.

(q)“Eligible Employee” means each non-union, salaried, full-time employee of the Company Group with the title of Vice President or above.  Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than 20 hours per week, and (v) individuals who the Company designates as “non-benefits eligible.”

(r)“Employer” means, with respect to any Participant, (i) the member of the Company Group by which such Participant is employed, or (ii) to the extent such Participant was employed by an entity that is no longer part of the Company Group as a result of a Significant Corporate Event, such entity (or Affiliate thereof), as applicable, that employs such Participant immediately following such Significant Corporate Event.

(s)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(u)“Good Reason” means, without the Participant’s consent, (i) a material diminution in the Participant’s authorities, duties, job responsibilities, status or reporting relationships, (ii) (A) a reduction in base salary or target bonus opportunity, (B) the failure to pay the base salary or the applicable bonus amount when due, or (C) for the two-year period following a Qualifying Event, a reduction in equity compensation opportunity (based on the grant date fair value of such equity compensation, as determined under FASB Accounting Standards Codification Topic 718), (iii) the relocation of the principal place of the Participant’s employment by more than 50 miles from the Participant’s principal place of employment, (iv) the material breach of an existing agreement between the Company and the Participant, or (v) the failure of (A) any purchaser (or an Affiliate thereof) in an Asset Sale, or (B) to the extent the Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Employer, in either case, by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform the Plan, in the same manner and to the same extent that the Company would be required to perform the Plan if no such Asset Sale or Significant Corporate Event, as applicable, had taken place; provided, that any of the events described in clauses (i) – (iv) above shall constitute Good Reason only if the Company (or applicable employer following a Qualifying Event) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided further, that the Participant shall cease to have a right to terminate due to any Good Reason event on the 90th day following the later of the occurrence of the event or the

Participant’s knowledge thereof, unless the Participant has given the Company (or applicable employer following a Qualifying Event) written notice thereof prior to such date.

(v)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(w)“Omnibus Plan” means the Company’s 2018 Omnibus Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).

(x)“Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company or any of its Affiliates (or following any Significant Corporate Event, the Employer or its Affiliates) and/or entered into by any representative of the Company or any of its Affiliates (or following any Significant Corporate Event, the Employer or its Affiliates) that might otherwise provide severance benefits upon a Covered Termination.

(y)“Outplacement Benefit” means the payment of, or reimbursement for, professional outplacement services up to a maximum of $10,000 within the three-year period following a Covered Termination or Qualifying Event Covered Termination, as applicable.

(z)“Participant” means an Eligible Employee who is designated as a Participant by the Committee, subject to the requirements of Section 2.  For purposes hereof, the Committee shall be permitted to designate groups of Eligible Employees by job title as Participants without the need to identify any individual Participant by name.

(aa)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(bb)“Pro-Rata Bonus” means an amount equal to (i) in the case of a Qualifying Event Covered Termination, the Participant’s Target Bonus, and (ii) in the case of a Covered Termination that is not a Qualifying Event Covered Termination, the Participant’s bonus earned based on actual performance, in each case, with respect to the bonus otherwise payable under the Annual Bonus Program for the year in which the Participant’s Covered Termination occurred, pro-rated for the months of service up to and including the month of termination.

(cc)“Qualifying Event” means the first to occur of (i) a Change in Control, or (ii) with respect to any Participant whose Employer is no longer part of the Company Group as a result of a Significant Corporate Event, such Significant Corporate Event.  For the avoidance of doubt, the consummation of the spin-off of CorePoint Lodging, Inc. from La Quinta Holdings Inc. shall constitute a Qualifying Event.

(dd)“Qualifying Event Covered Termination” means a Covered Termination occurring (i) on or within the six-month period prior to a Qualifying Event or (ii) within the two-year period following a Qualifying Event.

(ee)“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits, and (ii) release the Company and its Affiliates (including the Employer and its Affiliates) and other Persons designated by the Company from any liability arising from his or her employment or termination thereof (other than with respect to the Participant’s rights under the Plan).

(ff)“Retirement” means a voluntary resignation by the Participant at or after the age of 60 following continuous employment by the Employer for a period of at least ten years, with (i) at least 120 days’ notice by the Participant to the Employer of such voluntary resignation, and (ii) approval from the Committee to receive any payment or benefits set forth in the Plan.

(gg)“Significant Corporate Event” means a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination from the Company Group of all, or the majority of, either the Company’s operating units or the Company’s real property assets, in either case, so long as such transaction or transactions do not otherwise constitute a Change in Control.

(hh)“Target Bonus” means the Participant’s target annual bonus under the Annual Bonus Program.

(ii)“Welfare Continuation” means continued health insurance coverage at substantially the same level as provided to a Participant immediately prior to a Covered Termination (or death or Disability, as applicable), for which the Company will provide such coverage, to the extent permissible under the applicable Company Group plan, for the Welfare Continuation Period at the same cost to the Participant as is generally provided to similarly-situated active employees of the Employer, which, to the extent required to comply with Section 105 of the Code, shall be provided as a taxable benefit; provided, however, that the Company may, in its sole discretion, require such Participant to elect to participate in COBRA for such Welfare Continuation coverage.

(jj)“Welfare Continuation Period” means the period during which Welfare Continuation is provided to any Participant.

2.Eligibility.

Except as otherwise provided under the Plan, each Participant is eligible to receive severance pay and severance benefits under the Plan if such Participant:

(a)remains in the employ of the Employer through the date of a Covered Termination, death, Disability or Retirement,

(b)fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Employer, and

(c)executes and submits a Non-Interference Agreement in connection with, and no later than 30 days following, becoming a Participant under the Plan.

3.Termination of Employment.

(a)Payments on Covered Termination.  If a Participant undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (f) below, and continued compliance with the Non-Interference Agreement, such Participant shall be entitled to the following payments and benefits:

(i)the Pro-Rata Bonus, which will be payable to the Participant concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Covered Termination occurs),

(ii)(A) a lump-sum cash payment equal to the “Cash Severance Amount”, as set forth in Appendix A, attached hereto, payable within 60 days following the date of the Participant’s Covered Termination, and (B) Welfare Continuation during the Welfare Continuation Period set forth in Appendix A, and

(iii)the Outplacement Benefit.

(b)Payments on Qualifying Event Covered Termination.  If a Participant undergoes a Qualifying Event Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (f) below, and continued compliance with the Non-Interference Agreement, such Participant shall be entitled to the following payments and benefits in lieu of the payments and benefits set forth in Section 3(a):

(i)the Pro-Rata Bonus, which will be payable to the Participant concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Qualifying Event Covered Termination occurs),

(ii)(A) a lump-sum cash payment equal to the “Cash Severance Amount”, as set forth in Appendix B, attached hereto, payable within 60 days following the date of the Participant’s Qualifying Event Covered Termination, and (B) Welfare Continuation during the Welfare Continuation Period set forth in Appendix B, and

(iii)the Outplacement Benefit.

Payments and benefits described under subsections (a) and (b) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.

(c)Payments on Death or Disability. In the event a Participant’s employment with the Employer is terminated due to such Participant’s death or Disability, in addition to any Accrued Obligations, and in the case of such Participant’s Disability, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (f) below, and continued compliance with the Non-Interference Agreement, such

Participant (or such Participant’s estate, as applicable) shall be entitled to (i) such Participant’s Target Bonus for the year of such Participant’s termination of employment due to such Participant’s death or Disability (which will be payable to the Participant concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such termination occurs)), and (ii) in the case of such Participant’s Disability, Welfare Continuation (for such Participant or such Participant’s spouse and eligible dependents, as applicable) for a Welfare Continuation Period equal to 12 months.

(d)Payments on Retirement. In the event a Participant’s employment with the Employer is terminated due to Retirement, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (f) below, and continued compliance with the Non-Interference Agreement, such Participant shall be entitled to an amount equal to the bonus amount otherwise payable under the Annual Bonus Program for the year in which the Participant’s Retirement occurred, pro-rated for the months of service up to and including the month of termination and based on actual performance for the year, which will be payable to the Participant concurrently with the cash bonus payments to other employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such termination occurs).

(e)Other Termination Events.  If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination, a Qualifying Event Covered Termination, death, Disability or Retirement, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan.

(f)Release Agreement.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Covered Termination, Disability or Retirement.  If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan.  Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, Disability or Retirement, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

(g)Clawback/Forfeiture.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (a), (b), (c) or (d) above (other than the Accrued Obligations) shall be conditioned upon and subject to the Clawback Policy.

4.Treatment of Awards.

Any outstanding Awards granted to the Participant under the Omnibus Plan shall vest in accordance with the terms of the Omnibus Plan and applicable award agreement; provided, that any unvested and outstanding Award that is not continued, converted, assumed, or replaced in connection with a Qualifying Event shall fully vest in connection with such Qualifying Event; provided further, that (a) in the case of performance-based vesting Awards with market performance conditions, such as absolute or relative TSR, such vesting shall be based on actual performance through the date of such Qualifying Event, and (b) in the case of performance-based vesting Awards with financial performance conditions, such as EBITDA, such vesting shall be based on target performance.

5.Additional Terms.

(a)Taxes.  Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.  Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group.  Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.

(b)Set Off; Mitigation.  The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates.  The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.

(c)Specified Employees.  Notwithstanding anything herein to the contrary, if (i) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (ii) any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company.  The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 5(c); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.

6.Termination or Amendment of the Plan.

The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee with at least one year’s written notice to the Participants; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance; provided further, that following a Qualifying Event, the Plan may not be amended, terminated or discontinued in whole or in part, at any time prior to the fifth anniversary of the date of such Qualifying Event without the written consent of an affected Participant.

7.Limitation of Certain Payments.

In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero.  Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 7 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments).  Notwithstanding the foregoing, to the extent a Participant is entitled to any reimbursement or gross-up payment with respect to any tax imposed under Section 4999 of the Code, such reimbursement or gross-up payment shall be taken into account before any payments and/or benefits due to such Participant under the Plan and/or any other arrangements are reduced.  For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

8.Claims Procedure.

(a)Processing Claims.  If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under the Plan.  A claim for benefits under the Plan must be filed within 180 days following the date that such Participant’s claim for benefits is denied.  If an individual fails to act within the 180-day limit, the individual loses the right to have his or her claim reviewed.

(b)Decision.  The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible.  If an individual’s claim for benefits under the Plan is denied, the individual will receive a written notice of such denial within 90 days of receipt of such individual’s claim.  In special cases, an additional 90 days may be needed and such individual will be notified in this case within such initial 90-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination.  Any written notice denying an individual’s claim for benefits under the Plan will include:

(i)specific reasons as to why the claim was denied,

(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a description of any additional material or information to further support the claim, and the reasons why these are necessary, and

(iv)a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the individual’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review.

(c)Request for Review of Denial of Benefits.  The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator.  Each individual has the right to have representation, review pertinent documents, and present written issues and comments.  An individual shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such individual’s claims for benefits.  An individual’s request must be made not later than 60 days after he or she receives the notice of denial.  If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.

(d)Decision on Review.  Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation of the denied claim and may require additional documents necessary for such a review.  The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request.  Such decision will take into account all comments, documents, records, and other information submitted by such individual relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  In special cases, an additional 60 days may be needed and such individual will be notified in this case within such initial 60-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination.  In no event shall the decision be made more than 120 days after receipt of the individual’s request for review.  The decision on the review shall be in writing and shall include specific reasons for the decision.  The final decision of the

Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.  Any written notice denying an individual’s appeal for benefits under the Plan will include:

(i)specific reasons as to why the appeal was denied,

(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a statement that the individual is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the individual’s appeal for benefits, and

(iv)a statement describing any voluntary appeals procedures offered by the Plan and the individual’s right to obtain the information about such procedures, and a statement of the individual’s right to bring a civil action under Section 502 of ERISA.

(e)In Case of Clerical Error.  If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.

9.Miscellaneous.

(a)No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without Cause.

(b)Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts.  No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder.  Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person.  To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(c)Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.  This Section 9(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

(d)Discretion of Company, Board and Committee.   Any decision made or action taken

by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons.  In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control.  However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.

(e)Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan).  Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.

(f)Section 409A.  Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law.

(g)No Duplication; Treatment of Other Severance Arrangements.  In no event shall any Participant receive the severance benefits provided for herein in addition to severance benefits provided for under any Other Severance Arrangement; provided, that if such Participant is covered by any Other Severance Arrangement, such Participant shall be entitled to any amount due and payable under the Plan that is greater than and in addition to the amount due and payable under the Other Severance Arrangment.

(h)Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Maryland.

(i)Notice.  Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to the Participant at his or her most recent address on file with the Company.

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

c/o General Counsel

(j)Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

10.ERISA Rights.

(a)Eligible Employees are entitled to certain rights and protections under ERISA.  ERISA provides that Eligible Employees under the Plan shall be entitled to:

(i)examine, without charge, at the office of the Plan Administrator (as defined in Section 11) and at other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration,

(ii)obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies, and

(iii)receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of the summary annual report.

(b)In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees.  No one, including the Employer or any other Person, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent such Eligible Employee from obtaining a benefit or exercising such Eligible Employee’s rights under ERISA.

(c)If an Eligible Employee’s claim is denied or ignored, in whole or in part, Eligible Employees have a right to know why this was done and to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, as set forth in Section 8.  Under ERISA, there are steps Eligible Employees can take to enforce the above rights.  For instance, if an Eligible Employee requests a copy of plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, such Eligible Employee may file suit in Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay such Eligible Employee up to $110 a day until such Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If the Eligible Employee has a claim for benefits which is denied or ignored, in whole or in part, such Eligible Employee may file suit in a state or Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if an Eligible Employee is discriminated against for asserting such Eligible Employee’s rights, such Eligible Employee may seek assistance from the U.S. Department of Labor, or such Eligible Employee may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If the Eligible Employee is successful, the court may order the person such Eligible Employee sued to pay these costs and fees.  If the Eligible Employee loses, the court may order such Eligible Employee to pay these costs and fees, for example, if it finds such Eligible Employee’s claim is frivolous.

(d)If the Eligible Employee has questions about the Plan, such Eligible Employee should contact the Plan Administrator.  If the Eligible Employee has questions about this Section 10 or about such Eligible Employee’s rights under ERISA, such Eligible Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  Eligible Employees may also obtain certain publications about such Eligible Employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

11.General Information.

Name of Plan	CorePoint Lodging Inc. Executive Severance Plan
Plan Number	505
Plan Sponsor	CorePoint Lodging Inc. 909 Hidden Ridge, Suite 600, Irving, Texas 75038 Tel: (214) 492-6600
Plan Sponsor’s Employer Identification Number	82-1497742
Plan Administrator	General Counsel of the Company
Agent for Service of Legal Process	Plan Administrator or Corporation Services Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808
Plan Year	Calendar Year

Appendix A

Payments on Covered Termination

Eligible Employee	Welfare Continuation Period	Cash Severance Amount
Vice President (VP)	6 months	0.5 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
Senior Vice President (SVP)	9 months	0.75 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
Executive Vice President (EVP)	18 months	1.5 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
President and Chief Executive Officer (CEO)	24 months	2.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus

Appendix B

Payments on Qualifying Event Covered Termination

Eligible Employee	Welfare Continuation Period	Cash Severance Amount
Vice President (VP)	12 months	1.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
Senior Vice President (SVP)	18 months	1.5 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
Executive Vice President (EVP)	24 months	2.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
President and Chief Executive Officer (CEO)	36 months	3.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus

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Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my participation in the CorePoint Lodging Inc. Executive Severance Plan (the “Plan”), and in consideration of my continued employment with CorePoint Lodging Inc. (the “Company”) and my receipt of the compensation now and hereafter paid to me under the Plan and/or by the Company, I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”):

1.Confidential Information.

(a)Company Group Information.  I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries (together with the Company, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the twenty-four (24)-month period thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential.  I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”); provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.

(b)Former Employer Information.  I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(c)Permitted Disclosure.  Nothing in this Non-Interference Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

2.Developments.

(d)Developments Retained and Licensed.  To the extent applicable, I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), that belong solely to me or belong to me jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments.  If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group or its designee shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.  If no Schedule A has been attached hereto, I represent that I have no Prior Developments.

(e)Assignment of Developments.  I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group, (ii) result from or relate to any work performed for any member of the Company Group, or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”).  I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(f)Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format.  The records will be available to and remain the sole property of the Company Group at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(g)Intellectual Property Rights.  I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such

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intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation.  If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

3.Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the premises of, and owned by, the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

4.Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

5.Restrictions on Interfering.

(h)Non-Competition.  During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.

(i)Non-Interference.  During the Employment Period and the Post-Termination Non-Solicitation Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(j)Non-Disparagement.  I agree that during the Employment Period, and the Post-Termination Non-Disparagement Period, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group.  However, my obligations under this subparagraph (c) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

(k)Definitions.  For purposes of this agreement:

(i)“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6)-month period, in each case, with whom I transacted

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business or whose identity became known to me in connection with my relationship with, or employment by, the Company.

(ii)“Competitive Activities” shall mean any business activities related to the owning, operating and/or franchising of select-service hotels primarily serving the midscale and upper-midscale segments, or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(iii)“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6)-month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(iv)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v)“Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12)-month anniversary of such date of termination.

(vi)“Post-Termination Non-Solicitation Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24)-month anniversary of such date of termination.

(vii)“Post-Termination Non-Disparagement Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24)-month anniversary of such date of termination.

6.Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company.  In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

7.Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree

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that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

8.Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group.  Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits provided under the Plan) or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, Post-Termination Non-Solicitation Period and Post-Termination Non-Disparagement Period, as applicable, shall be tolled during any period of violation of any of the covenants in paragraph 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

9.Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph.  I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any Governmental Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

10.General Provisions.

(l)Governing Law; Waiver of Jury Trial.  The validity, interpretation, construction, and performance of this Non-Interference Agreement shall be governed by the laws of the United States of America and the State of Maryland, without giving effect to the principles of conflict of laws. BY EXECUTION OF THIS NON-INTERFERENCE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(m)Entire Agreement.  This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(n)No Right of Continued Employment.  I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(o)Successors and Assigns.  This Non-Interference Agreement will be binding upon my heirs,

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executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(p)Survival.  The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

***

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I, _______________________, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:	(Signature)

[Signature Page to Confidentiality, Non-Interference, and Invention Assignment Agreement]

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

_____Additional Sheets Attached

Signature of Executive: ________________________

Print Name of Executive: _______________________

Date: ________________________